Exhibit 99.02

CONFIDENTIAL DRAFT NOT FOR IMMEDIATE RELEASE

Palisade Bio Announces Closing of $5 Million Underwritten Public Offering Priced At-Market Under Nasdaq Rules

Carlsbad, CA – December 13, 2024 – Palisade Bio, Inc, (Nasdaq: PALI) (“Palisade,” “Palisade Bio” or the “Company”), a clinical-stage biopharmaceutical company focused on developing novel therapeutics for autoimmune, inflammatory, and fibrotic diseases, today announced the closing of its previously announced underwritten public offering for gross proceeds of approximately $5 million prior to deducting underwriting commissions and offering expenses. The offering is comprised of (i) 158,000 Class A Units with each unit consisting of (a) one share of common stock and (b) one common warrant to purchase one share of common stock (the “Common Warrants”), and (ii) 3,120,688 Class B Units with each unit consisting of (a) one prefunded common stock purchase warrant to purchase one share of common stock (“Prefunded Warrants”) and (b) one Common Warrant. The price per Class A Unit is $1.525 and the price per Class B Unit is $1.5249 (collectively, the “Offering”).

The Common Warrants have an exercise price of $1.40 per share, are exercisable at issuance, and have a term expiring five years from issuance.

Ladenburg Thalmann & Co. Inc. acted as sole bookrunning manager in connection with this Offering.

In addition, the Company has granted the underwriter a 45-day option to purchase up to 491,803 additional shares of common stock and/or Common Warrants, solely to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions.

In connection with the Offering, the Company has elected to reprice approximately one million previously issued warrants to $1.40 per share.

The gross proceeds from the Offering to the Company, before deducting underwriting discounts and commissions and other Offering expenses and excluding any proceeds that may be received upon the exercise of the Common Warrants and the exercise of the underwriter’s option to purchase additional shares of common stock and/or Common Warrants, were approximately $5 million. The Company currently intends to use the net proceeds of the Offering primarily to fund our Phase 1 clinical trial of PALI-2108, pre-clinical studies, research and development, and working capital.

The securities were offered pursuant to a registration statement on Form S-1 (File No. 333-282883), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on December 12, 2024. The securities may be offered only by means of a prospectus which forms part of the effective registration statement. A preliminary prospectus describing the terms of the Offering has been filed with the SEC and is available on the SEC’s website located at http://www.sec.gov. A final prospectus relating to this Offering was filed by the Company with the SEC. Electronic copies of the final prospectus relating to the Offering, when available, may also be obtained by contacting Ladenburg Thalmann & Co. Inc., Prospectus Department, 640 Fifth Avenue, 4th Floor, New York, New York 10019 or by email at prospectus@ladenburg.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Palisade Bio

Palisade Bio is a clinical-stage biopharmaceutical company focused on developing and advancing novel therapeutics for patients living with autoimmune, inflammatory, and fibrotic diseases. The Company believes that by using a targeted approach with its novel therapeutics it will transform the treatment landscape. For more information, please go to www.palisadebio.com.

Forward Looking Statements

This communication contains “forward-looking” statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding the over-allotment option. These forward-looking statements are based on the Company’s current expectations. Forward-looking statements involve risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the intended use of net proceeds from the Offering, the extent of our cash runway; our ability to successfully develop our licensed technologies; the timing and outcome of our current and anticipated applications and studies related to our product candidates; estimates about the size and growth potential of the markets for our product candidates, and our ability to serve those markets, including any potential revenue generated; future regulatory, judicial, and legislative changes or developments in the United States (U.S.) and foreign countries and the impact of these changes; our ability to maintain the Nasdaq listing of our securities; our ability to build a commercial infrastructure in the U.S. and other markets; our ability to compete effectively in a competitive industry; our ability to identify and qualify manufacturers to provide API and manufacture drug product; our ability to enter into commercial supply agreements; the success of competing technologies that are or may become available; our ability to attract and retain key scientific or management personnel; the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for additional financing; our ability to obtain funding for our operations; our ability to attract collaborators and strategic partnerships; and the impact of any global event on our business, and operations, and supply. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based upon the Company’s current expectations. Forward-looking statements involve risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the Company’s ability to advance its nonclinical and clinical programs, the uncertain and time-consuming regulatory approval process; and the Company’s ability to secure additional financing to fund future operations and development of its product candidates. Additional risks and uncertainties can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Securities and Exchange Commission (“SEC”) on March 26, 2024, and the Quarterly Reports on Form 10-Q or other SEC filings that are filed thereafter, including the Registration Statement on Form S-1. These forward-looking statements speak only as of the date hereof, and the Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Investor Relations Contact

JTC Team, LLC

Jenene Thomas

908-824-0775

PALI@jtcir.com